EX-99.77I NEW SECUR

SUB-ITEM 77I:  Terms of new or amended securities

The Alternative Strategies Mutual Fund issued a new class of shares, Class A, and renamed the existing class as Class I.  Class A shares commenced operations November 5, 2008.  The Rule 18f-3 Plan was previously filed with Registrant's Post-Effective Amendment No. 108 to its registration statement on Form N-1A, filed on October 14, 2008, and is incorporated by reference.